UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. ____)


                              Foster Wheeler, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $1.00 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   G36535105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 22, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



1 of 4

CUSIP No. G36535105                 13G                    Page 2  of  4  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Abdullah R. Al-Rushaid

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_______________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER         2,500,000

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER          0

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER    2,500,000

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER     0

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,500,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IN


________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  G36535105               13G                    Page 3 of 4 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

FOSTER WHEELER, LTD.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

PERRYVILLE CORPORATE PARK
CLINTON, NJ  08809-4000


________________________________________________________________________________
Item 2(a).  Name of Person Filing:

     ABDULLAH R. AL-RUSHAID

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

     P.O. BOX 31685
     AL KHOBAR 31952
     SAUDI ARABIA

________________________________________________________________________________
Item 2(c).  Citizenship:

     SAUDI ARABIA

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

     COMMON STOCK, $1.00 PAR VALUE


________________________________________________________________________________
Item 2(e).  CUSIP Number:

     G36535105

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               N/A

     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No.                             13G                    Page  4 of 4 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)  Amount beneficially owned:
              2,500,000

    (b)  Percent of class:
              6.1%

    (c)  Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote               2,500,000


         (ii)  Shared power to vote or to direct the vote                     0


         (iii) Sole power to dispose or to direct the disposition of  2,500,000


         (iv)  Shared power to dispose or to direct the disposition of        0



________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

          N/A


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          N/A

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          N/A

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

          N/A


________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

          N/A

________________________________________________________________________________
Item 10.  Certifications.

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities nad were not acquired nad are not held in connection wiht or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     May 20, 2002
                                        ----------------------------------------
                                                        (Date)


                                             /s/ Stanley W. McKiernan, Esq.
                                        ----------------------------------------
                                                      (Signature)

                                             Stanley W. McKiernan, Esq.
                                                Attorney in Fact for:
                                               Abdullah R. Al-Rushaid
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                           SPECIAL POWER OF ATTORNEY


May 29, 2002



     I, Abdullah R. Al-Rushaid, do hereby appoint Stanley W. McKiernan, Attorney at Law, 445 S. Figueroa St., Suite 2600, Los Angeles, California 90071, as my attorney in fact for an indefinite period of time until such powers are revoked in writing and grant to him full power and authority to act for me and in my name regarding the filing of the required statement on Form 13F regarding the purchase of shares in the corporation known as Foster Wheeler (FWC) and as to nay other matters pertaining to this subject.

     This is not a general power of attorney and Mr. McKiernan's powers shall be restricted to the above noted matter alone.


                                                  /s/ Abdullah R. Al-Rushaid
                                                  ----------------------------
                                                  Abdullah R. Al-Rushaid